AGREEMENT OF SALE


                  AGREEMENT OF SALE, dated as of February 7, 1996 (hereinafter, the "Agreement"), by and among NEUROSURGERY ASSOCIATES OF NORTHWEST CONNECTICUT, a Connecticut corporation, having an address at 500 Chase Parkway, Waterbury, Connecticut 06708 (hereinafter referred to as the "Seller"), JAMES E. FINN, M.D., MICHAEL E. KARNASIEWICZ, M.D., JAROB N. MUSHAWEH, M.D., and STEPHEN A. TORREY, M.D., (the sole shareholders of Seller and hereinafter collectively referred to as the "Shareholders") and PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation, having an address at 550 Mamaroneck Avenue, Harrison, New York 10528 ("Purchaser").

                                   WITNESSETH:

                  WHEREAS, Purchaser desires to acquire, and Seller desires to sell, the assets hereinafter specified of the business known as SPINAL REHABILITATION AND P.E.A.C., upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                  1. Agreement to Sell. Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, all of the assets described below (other than cash, accounts receivable, securities and cash equivalents) of the physical therapy practice operated by Seller under the name SPINAL REHABILITATION AND P.E.A.C. (the "Assets"), including without limitation the following:

                      a. the Seller's physical therapy business, and the medical books and records thereof (the "Business"). Purchaser acknowledges that Seller shall not be required to deliver individual patient medical records to Purchaser unless and until such patient authorizes the release of such records to Purchaser;

                      b. the inventory of merchandise, parts and supplies of the Business and all similar items acquired or owned by the business on or before the closing date (as defined below); and the equipment and furniture described in Exhibit A hereto and all similar equipment and/or furniture acquired or owned by the Business on or before the closing date (the "Equipment and Furniture"). All of the Equipment and Furniture shall be in its "as is" condition as of the date of this Agreement;

                      c. the lease described in Article 3 hereof (the "Lease"); and

                      d.   the goodwill of the Business (the "Goodwill").

                  2. Purchase Price. A. The purchase price to be paid by Purchaser for the Assets is One Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($1,875,000.00), payable as follows:

                      a One Million and 00/100 Dollars ($1,000,000.00) at the Closing by wire transfer of immediately available federal funds; and



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                      b.   Eight Hundred Seventy-Five Thousand and 00/100
                           Dollars ($875,000.00) by the execution and delivery at the Closing of a Promissory Note by Purchaser to Seller in said amount, substantially in the form of Exhibit B hereto.

                  B. The purchase price is comprised of the following components:

              Equipment:                           $  150,000.00
              Business and Goodwill:               $1,350,000.00
              Non-Compete Covenant of Seller:      $  375,000.00

                  The parties agree to use the foregoing allocation, which was the result of arm's length negotiations, only for tax, accounting and financial purposes.

                  3. Lease. Seller shall lease or caused to be leased to Purchaser unit 1A, unit 1B and unit 2C of the Scovill building located at 500 Chase Parkway, Waterbury, Connecticut (the "Premises"), pursuant to the terms and substantially in the form of the Lease attached hereto as Exhibit C. Said Lease shall be executed and delivered by the parties thereto at the Closing.

                  4. The Closing. The "Closing" means the settlement of the obligations of Seller and Purchaser to each other under this Agreement, including the payment of the purchase price to Seller as provided in Article 2 hereof and the delivery of the closing documents provided for in Article 5 hereof. The closing shall be held at the offices of Gould & Wilkie, One Chase Manhattan Plaza, New York, New York 10005 on a mutually convenient date which is no later than February 16, 1996 (the "Closing Date") or the closing may be accomplished by an escrow arrangement.

                  5. Closing Documents. At the closing, Seller shall execute and deliver or cause to be executed and delivered to Purchaser:

                      a. the Lease substantially in the form of Exhibit C hereto;

                      b. a Bill of Sale substantially in the form of Exhibit D hereto;

                      c. certified copies of resolutions duly adopted by the Board of Directors and Shareholders of Seller authorizing the sale of the Assets, the execution of the Covenant Not To Compete and the performance by Seller of its obligations hereunder;

                      d. an opinion of Seller's counsel, Wiggin & Dana dated as of the Closing Date, in form and substance satisfactory to Purchaser's counsel, stating in the opinion of Seller's counsel that: (i) Seller has full power and authority to enter into this Agreement and the Covenant Not To Compete and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement and the Covenant Not To Compete and the performance by Seller


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                           of its obligations hereunder have been duly
                           authorized and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency or other laws affecting creditor's rights generally; (iii) the execution and delivery of this Agreement and the Covenant Not To Compete and the performance by Seller of its obligations hereunder do not and will not violate any applicable existing laws, rules or regulations of the State of Connecticut; and (iv) except as may be set forth in this Agreement, such counsel is not representing Seller in nor has knowledge of any suit, action or proceeding against Seller which, if adversely determined, would prohibit the consummation of the transactions contemplated by this Agreement;

                      e.   Certificate of Incumbency for Seller;

                      f.   Certificate of Good Standing for Seller;

                      g. Covenant Not To Compete executed by the Seller and the Shareholders, in the form attached hereto as Exhibit E;

                      h. such other instruments in form and substance reasonably satisfactory to Purchaser's attorneys as may be necessary or proper to transfer to Purchaser good and marketable title to the Assets to be transferred under this Agreement and to otherwise carry out the intentions of the parties to this Agreement;

                      i. such other instruments in form and substance reasonably satisfactory to Purchaser's attorney including, but not limited to, evidence of adequate (in the opinion of Purchaser or Purchaser's attorney) occurrence or claims based insurance or the purchase of tail insurance to cover any and all exposure for alleged acts of negligence occurring prior to the Closing; and

                      j. Seller shall do all further acts and things as may be necessary, or reasonably requested by Purchaser, to consummate the transactions contemplated by this Agreement, including the transfer to Purchaser of the Assets. Seller shall advise Purchaser of, and cause to be delivered to Purchaser, all trade secrets and proprietary information pertaining to the Business.

                  At the closing, Purchaser shall execute and/or deliver to
Seller:


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                      a.   the Promissory Note;

                      b.   Certificate of Incumbency of Purchaser;

                      c.   Certificate of Good Standing of Purchaser;

                      d.   the Lease; and

                      e. an opinion of Purchaser's counsel, Gould & Wilkie, dated as of the Closing Date in the form of Exhibit F hereto.

                  6. Fees and Expenses. Except as expressly provided herein, Purchaser shall not be obligated to pay or perform any obligations or liabilities of Seller including without limitation obligations or liabilities with respect to products sold by Seller, obligations or liabilities of Seller to its creditors or any legal, accounting, brokerage or finder's fees or any taxes or other expenses in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Seller shall pay one-half of the reasonable cost of any audit of the Business required by Purchaser in connection with the transactions contemplated pursuant to this Agreement, Seller's cost of which shall not exceed $5,000.00.

                  7. Representations And Warranties of Seller. Seller represents and warrants to Purchaser as follows:

                      a. Seller has full power and authority to own its properties and to conduct its business as now carried on and to carry out and perform its undertakings and obligations as provided herein. The execution and delivery by Seller of this Agreement and all corollary documents mentioned and incorporated herein, and the consummation of the transactions contemplated herein, do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets by reason of the provisions of any contract, lien, lease, agreement, instrument or judgment to which Seller is a party, or which is or purports to be binding upon Seller or which affects or purports to affect any of the Assets. No further action or approval is required in order to constitute this Agreement the valid, binding and enforceable obligation of Seller;

                      b. No action, approval, consent or authorization, including without limitation any action, approval, consent or authorization of any landlord, mortgagee, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary for Seller to constitute this Agreement the valid, binding and enforceable obligation of Seller or to consummate the transactions contemplated hereby, except as may be set forth herein, it being understood that Seller makes no representation or warranty


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                           whatsoever as to any legal and/or regulatory
                           requirements that may exist with respect to Purchaser's purchase of the Business and the Assets and Purchaser's operation of the Business following the Closing Date, all of which shall be Purchaser's sole responsibility as more particularly described in
                           Article 9 below;

                      c. Seller is the owner of and has good and marketable title to the Assets, free of all liens, claims and encumbrances, except as may be set forth herein;

                      d. To the best of Seller's knowledge, there are no violations of any law or governmental rule or regulation pending or threatened against Seller or the Assets, and Seller has complied with all laws and governmental rules and regulations applicable to the Business and the Assets;

                      e. There are no judgments, liens, suits, actions or proceedings pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Business or the Assets, except as set forth on Exhibit G attached hereto. Neither Seller nor the Assets are a party to, subject to or bound by any agreement or any judgment or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement, or which could prevent the carrying out of the transactions provided for in this Agreement, or which could prevent the use by Purchaser of the Assets or adversely affect the conduct of the business by Purchaser;

                      f. Except as may be set forth in Exhibit H attached hereto, Seller has not entered into with respect to the Business, and the Assets are not subject to, any:
                           (i) written contract or agreement for the employment of any employee of the business; (ii) contract with any labor union or guild; (iii) pension, profit-sharing, retirement, bonus, insurance, or similar plan with respect to any employee of the business; or (iv) similar contract or agreement affecting or relating to the business or the Assets;

                      g. The Assets are in working order, normal wear and tear excepted, and in compliance with all applicable laws, rules and regulations, including the Uniform Commercial Code and customary trade standards of merchantability with respect to the inventory of merchandise and no notice to creditors is required pursuant to the Uniform Commercial Code in connection with the sale of the Assets;

                      h. With respect to the Assets, Seller has filed each tax return, including without limitation all income, excise,


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                           property, gain, sales, and license tax returns,
                           required to be filed by Seller prior to the date hereof. Each such return is true, complete and correct, and Seller has paid all taxes, assessments and charges of any governmental authority required to be paid by it and has created reserves or made provision for all taxes accrued, but not yet payable. No government is now asserting, or to Seller's knowledge threatening to assert, any deficiency or assessment for additional taxes or any interest, penalties or fines with respect to Seller;

                      i. Seller shall maintain at its own cost and expense medical malpractice/errors and omissions insurance coverage for at least four (4) years following the Closing Date for any and all claims of any kind whatsoever which may be asserted against Seller which arise out of the Business prior to Closing; and

                      j. No other person or entity has any right, title or interest in or to the Assets.


                      k. Seller has heretofore furnished Purchaser with balance sheets for the Business as of June 30 in each of the years 1993, 1994 and 1995 and as of December 31, 1995 and the related statements of income for the 12 months and 6 months, respectively, then ended. The balance sheet of the Business as of December 31, 1995 is hereinafter referred to as the Balance Sheet. Such balance sheets fairly present the financial condition of the Business at the respective dates thereof and reflect all material claims against and all debts and liabilities of the Business and such income statements fairly reflect the results of operations of the Business for the periods indicated. Since December 31, 1995 (the "Balance Sheet Date"), there has been no material adverse change in the assets of the Business or liabilities or condition of the Business;

                      l. The Seller in the conduct of the Business maintains insurance policies covering the assets of the Business and the various occurrences which may arise in connection with the operation of the Business (including malpractice insurance if applicable). Such policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Seller has complied in all respects with the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaging in similar businesses maintain in accordance with good business practice;

                      m. The books and records of the Business are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of


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                           the Business set forth in the financial statements.
                           All of such books and records, including true and complete copies of all written contracts, have been made available for inspection by the Purchaser and its representatives;

                      n. As a material inducement to Purchaser's entering into this Agreement, Seller represents and warrants to Purchaser that the Business has averaged approximately 275 billable patient treatments per week for the 1995 calendar year;

                      o. The Business has managed care contracts currently in effect with the companies listed in Exhibit I; and

                      p. The Shareholders are the only holders of all issued and outstanding stock of Seller.

                  8. Employees of Seller and the Business. Purchaser agrees to employ each of Seller's employees listed in Exhibit J hereto for sixty (60) days after the Closing Date at the same salary that Seller has been paying such employees. Purchaser shall have no obligation to pay any bonuses or additional compensation to such employees nor shall Purchaser have any obligations or liability with respect to the pension or profit sharing plan described in Exhibit H hereto. Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser shall have the right at anytime, including within said sixty (60) day period, to immediately terminate any employee listed in Exhibit J for cause.

                  Commencing with the Closing Date, all employees listed in Exhibit J shall be entitled to the standard number of vacation and sick days and to the medical benefits as are described in Purchaser's employment manual, a copy of which has been delivered to Seller. In determining the number of vacation and sick days to be allotted for the period from the Closing Date through the day preceding the first anniversary of the Closing Date, such employee's employment with Purchaser shall be deemed to have commenced upon the date such employee first commenced his or her employment with Seller. In no event shall Purchaser be liable for any accrued or unpaid vacation and/or sick days due such employees for any periods prior to the Closing Date. In no way shall the foregoing be deemed to create any obligation on the part of Purchaser to retain any employee listed in Exhibit J beyond the sixty (60) day period described above.

                  9. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

                      a. Purchaser is a Delaware corporation authorized to transact business in Connecticut. Purchaser has full power and authority to carry out and perform its undertakings and obligations as provided herein. The execution and delivery of this Agreement and all corollary documents executed by Purchaser, mentioned or incorporated herein, and the performance by Purchaser of its obligations hereunder have been duly authorized and no further action or approval is required in order to constitute this Agreement as the binding and enforceable obligation of the Purchaser. The execution and delivery by Purchaser of this Agreement, and all corollary documents executed


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                           by Purchaser mentioned or incorporated herein, and
                           the consummation of the transactions contemplated herein, have been duly authorized by all proper or requisite proceedings and will not conflict with or breach any provision of the corporate documents of Purchaser; and

                      b. No action, approval, consent or authorization, including without limitation any action, approval, consent or authorization of any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary for Purchaser to constitute this Agreement the binding and enforceable obligation of Purchaser or to consummate the transactions contemplated hereby. Without limiting the generality of the preceding sentence, Purchaser represents and covenants that it shall be solely responsible for complying with any legal and/or regulatory requirements that may exist with respect to Purchaser's purchase of the Business and the Assets and Purchaser's operation of the Business following the Closing Date; and

                      c. To the best of Purchaser's knowledge, the Purchaser's consummation of the transactions contemplated herein does not and will not violate any existing local, state or federal law or regulation, and there are no violations of any existing law or governmental rule or regulation pending or threatened against Purchaser, which would materially impair Purchaser's ability to perform its obligations under this Agreement.

           10.      Conduct of the Business.  Seller, until the Closing, shall:

                      a. Conduct the Business in the normal, usual and regular manner (in that regard, Seller agrees that it shall not (i) sell, transfer, or otherwise dispose of, or enter into any agreement to sell, transfer, or otherwise dispose of, any of the Assets, (ii) incur, create or become obligated with respect to any liabilities, contracts or obligations relating to the Business outside the ordinary course of its business, or (iii) become obligated under any agreement to purchase or supply goods or services other than agreements that are not material and are entered into in the ordinary course of its business);

                      b. Preserve the Business and the Goodwill of the customers and suppliers of the Business and others having relations with the Business; and

                      c.   Give Purchaser and its duly designated
                           representatives reasonable access during normal business hours to Seller's premises and the books and records of the Business, and furnish to Purchaser such data and information pertaining to Seller's Business as Purchaser


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                           from time to time reasonably may request. The
                           obligation of Seller to furnish to Purchaser such data and information pertaining to Seller's Business as Purchaser from time to time reasonably may request shall survive Closing. In connection with Seller's furnishing to Purchaser such data and information, Purchaser shall be responsible for the payment of a one-time "tape conversion" charge. Seller shall be responsible for all other incidental costs associated with providing such data and information to Purchaser.

                  11. Conditions to Closing. The obligations of Purchaser to close hereunder are subject, at the option of Purchaser, to the following conditions:

                      a. All of the terms, covenants and conditions to be complied with or performed by Seller under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                      b. All representations or warranties of Seller herein are true in all material respects as of the Closing Date and Purchaser shall have completed its due diligence investigation.

                      c. On the Closing Date, there shall be no liens or encumbrances against the Assets, except as may be provided for herein.

                      d. The terms of this Agreement and the transaction described herein have been in all respects approved by Purchaser's Board of Directors.


                  The obligations of Seller to close hereunder are subject, at the option of Seller, to the following conditions:

                      a. All of the terms, covenants and conditions to be complied with or performed by Purchaser under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                      b. All representations or warranties of Purchaser herein are true in all material respects as of the Closing Date.

                  12. Indemnification. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance or performance of any representation, warranty or covenant or other provision of this Agreement by such party.

                  13. Risk Of Loss. The risk of loss to the Assets of the Business sold hereunder, until the Closing, is assumed and shall be borne by Seller. If the amount of any loss or damage exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), Purchaser shall have the right to cancel this Agreement by written notice to Seller. If Purchaser nevertheless


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elects to close title, the purchase price shall be reduced by the amount of any such loss or damage. If such loss or damage is less than Fifty Thousand and 00/100 Dollars ($50,000.00), title shall close and the purchase price shall be reduced by the amount of the loss or damage. Seller shall have no further liability or obligation with respect to such loss or damage.

                  14. Covenant Not To Compete. Seller and the Shareholders shall deliver to Purchaser at Closing an agreement, in the form attached hereto as Exhibit E.

                  15. Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any brokerage commission, finder's fee or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense including reasonable attorneys' fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance of this Article 15.

                  16. The Shareholders. Shareholders hereby confirm all of the representations and warranties of Seller set forth herein, and agree to indemnify and hold Purchaser harmless from and against any misrepresentation or breach of any warranty by Seller, or any breach or failure by Seller to comply with any term, covenant or condition of this Agreement as fully as if Shareholders were the Seller herein. Shareholders represent and warrant that they are the only shareholders of Seller, and that they have full power and authority to carry out and perform their undertakings and obligations as provided; herein. Shareholders agree as aforesaid to induce Purchaser to enter into this Agreement.

                  17. Arbitration. Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association ("Association"), in Connecticut, by a panel of three (3) arbitrators, in accordance with the rules of the Association then in effect. Any award rendered shall be made by means of a written opinion explaining the arbitrators' reasons for the award. The arbitrators may not amend or vary any provision of this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this Agreement.

                  18. Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by certified mail, return receipt requested, with postage prepaid, to Seller or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder. Notices shall be deemed effective on the date received or refused by the addressee. Copies of all such notices, demands and other communications simultaneously shall be given in the aforesaid manner to Seller's attorneys, Wiggin & Dana, Attention: Norm Fleming, Esq. at 1 Century Tower, New Haven, Connecticut 06508-1832, and to Purchaser's attorneys, Gould & Wilkie, Attention: Andrew W. Bank, Esq. at One Chase Manhattan Plaza, New York, New York 10005. The respective attorneys for the parties hereby are authorized to give any notice required or permitted hereunder and to agree to adjournments of the Closing.

                  19. Liquidated Damages. In the event Seller defaults hereunder and fails to consummate the transaction due to Seller selling, conveying or transferring the Assets to another purchaser, Seller agrees to pay to Purchaser the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) as and for liquidated damages, plus Seller shall reimburse


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Purchaser for all of its expenses incurred in connection with the transaction contemplated by this Agreement. The parties have agreed to this liquidated damages amount due to the recognized difficulty in determining the exact and specific degree of the losses and damages incurred by Purchaser as a result of said default. This provision shall remain in effect through April 30, 1996.

                  20. Survival. The representations, warranties and covenants contained herein or in any document, instrument, certificate, exhibit or schedule furnished in connection herewith shall survive the delivery of the Bill of Sale and shall continue in full force and effect after the Closing, except to the extent waived in writing.

                  21. Further Assurances. In connection with the transactions contemplated by this Agreement, the parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry out the transactions contemplated in this Agreement.

                  22. Changes Must Be In Writing. No delay or omission by either Seller or Purchaser in exercising any right shall operate as a waiver of such right or any other right. This Agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular, unless the same shall be in writing signed by the party to be bound. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

                  23. Captions and Exhibits. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. The Exhibits annexed to this Agreement are an integral part of this Agreement, and where there is any reference to this Agreement it shall be deemed to include said Exhibits.

                  24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

                  25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

                  26. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                  27. Partial Invalidity. If any provision of this Agreement or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

                  28. Publicity. Seller acknowledges that Purchaser is a publicly traded company subject to federal and state securities laws. The parties agree to keep the terms of the transaction described herein strictly confidential and shall not disclose such information to any third parties whatsoever, other than to legal counsel, accountants, or other financial advisors or as may be required by law, without in each case securing the prior written consent of Purchaser.

                  29. Access to Files. Seller shall have the right, during normal business hours, to have reasonable post-closing access to billing and treatment records to facilitate the collection of its receivables. Seller agrees to preserve the confidentiality of any information contained in such records. After the Closing, Purchaser agrees to cooperate with Seller for the purpose of determining which receivables due Seller may have actually been received by Purchaser, and agrees to hold such receivables in trust for Seller, and further agrees, without delay, to turn over such receivables to Seller upon its written request. If Purchaser becomes aware that it has received Seller's receivables, it shall promptly remit same to Seller and shall not wait for Seller to request same.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                               NEUROSURGERY ASSOCIATES OF
                                      NORTHWEST CONNECTICUT



By:                                 By:
   -----------------------------       ----------------------------------
   Name:                               James E. Finn, M.D.
   Title:                              President



- - ------------------------------         ---------------------------------
Witness                                James E. Finn, M.D.


- - ------------------------------         ---------------------------------
Witness                                Michael E. Karnasiewicz, M.D.


- - ------------------------------         ---------------------------------
Witness                                Jarob N. Mushaweh, M.D.


- - ------------------------------         ---------------------------------
Witness                                Stephen A. Torrey, M.D.


ATTEST:                                PROFESSIONAL SPORTS CARE
                                       MANAGEMENT, INC.


By:                                  By:
   -----------------------------       ---------------------------------
    PATRICK J. WACK, JR.               RUSSELL F. WARREN, JR.
    Secretary                          President

STATE OF                   )
                           )SS.:
COUNTY OF         )

                  On the   day of February, 1996, before me personally came
                    to me known, who, being by me duly sworn did depose and say
that he resides at                           he is the                    of
NEUROSURGERY ASSOCIATES OF NORTHWEST CONNECTICUT, the corporation described in and which executed the above instrument and that he signed his name thereto by order of the board of directors of said corporation.


                                       -----------------------------------

STATE OF                   )
                           )SS.:
COUNTY OF         )

                  On the   day of February, 1996, before me personally came
                    to me known, who, being by me duly sworn did depose and say
that he resides at                           he is the                    of
PROFESSIONAL SPORTS CARE MANAGEMENT, INC., the corporation described in and which executed the above instrument and that he signed his name thereto by order of the board of directors of said corporation.


                                       -----------------------------------


STATE OF                   )
                           )SS.:
COUNTY OF         )

                  Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared JAMES A. FINN, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                          ------------------------------------

STATE OF                   )
                           )SS.:
COUNTY OF         )

                  Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared MICHAEL E. KARNASIEWICZ, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                          ------------------------------------

STATE OF                   )
                           )SS.:
COUNTY OF         )

                  Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared JAROB N. MUSHAWEH, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                          ------------------------------------



STATE OF                   )
                           )SS.:
COUNTY OF         )

                  Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared STEPHEN A. TORREY, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                          ------------------------------------